Exhibit 10.12

Non-Qualified Stock Option Award Agreement

This is to certify that you have been granted an option on shares of Imagistics International Inc. (“Imagistics”) common stock under Imagistics International Inc. 2001 Stock Plan (the “2001 Stock Plan”). The number of shares on which the option has been granted, the option price, the date of grant, the vesting (exercise) terms and the expiration of the grant are specified on the reverse side of this Agreement.

Once a portion of the option has become vested (exercisable), that portion of the option may be exercised any time prior to the end of the term of the option, except that if you terminate employment with the company, as set forth in the Plan, prior to the end of the option term for reasons other than death, disability or retirement, you are entitled to exercise any portion of the option that is then vested for up to three months following your termination but no later than the last day of the original option term. Except as otherwise provided in an employment agreement between you and the company, if it is not exercised by this deadline, any outstanding vested option shares will be forfeited. Any portion of the option that is unvested at the time of your termination for reasons other than death, disability or retirement shall automatically be forfeited upon your termination. If you retire from the company, die or become disabled while employed, all unvested option shares become vested on the date of the event and you (your estate or heirs, in the case of death) will be entitled to exercise your option for the entire original option term.

This option is granted in recognition of your efforts and contributions to the company. It is granted solely on a discretionary basis and is not intended to create a right or entitlement in the optionee that any actual or unrealized gain related to the option will be considered regular compensation (including salary, bonus, merit pay) for severance pay purposes whether under statutory or common law. In addition, no optionee is entitled to have any vested right to continue to receive future grants of options, nor shall any options granted to an optionee become a benefit or entitlement of employment. If you engage in “Gross Misconduct”, as defined in the Plan, all of your outstanding options as of your date of termination (whether vested or unvested) shall be forfeited immediately. The plan and programs under which this option is granted are subject to future amendment, modification or termination at any time.

This option is subject in all respects to the detailed terms and conditions of the 2001 Stock Plan. Further information concerning the exercise of options granted under the 2001 Stock Plan appears in the Exercise Guide provided together with this Agreement.

Retention of this Award Agreement will be deemed to be acceptance of the option award evidenced by this Award Agreement. Please do not return this Award Agreement to the Company.

Optionee: Option Grant: Option Price: Date of Grant: Term of Option Grant: Expiration Date:	_______________________________ _______________________________ _______________________________ Seven (7) Years

Vesting Schedule	Date Vested: _______ Date Vested: _______ Date Vested: _______	Number of Shares Vested: _______ Number of Shares Vested: _______ Number of Shares Vested: _______